DOLLAR COST AVERAGING
                            FIXED ACCOUNT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract as set forth below:

I. RIGHT TO EXAMINE: The Right to Examine Contract provision of the Contract also applies to this Endorsement if any portion of the Purchase Payment and any applicable bonus amount under the Contract are to be allocated to the Dollar Cost Averaging Fixed Account. Our right to allocate Purchase Payments and applicable bonus amounts to the Money Market Investment Option until the expiration of the Right to Examine period does not apply to amounts allocated to the Dollar Cost Averaging Fixed Account.

II.      DEFINITIONS: The following definition is added to the Contract:

                  DOLLAR COST AVERAGING FIXED ACCOUNT (DCA FIXED ACCOUNT): An investment choice within the General Account that may be selected.

III. ALLOCATION OF PURCHASE PAYMENTS: Purchase Payments and applicable bonus amounts may be allocated to the DCA Fixed Account as well as one or more Investment Options of the Variable Account in accordance with your selection.

IV. SUSPENSION OR DEFERRAL OF PAYMENTS: The following is added to the SUSPENSION OR DEFERRAL OF PAYMENTS PROVISIONS Section of the Contract:

                  The Company reserves the right to postpone payments from the DCA Fixed Account for a withdrawal or transfer for a period of up to six months. We will meet the minimum requirements for interest earned on the postponed payments in the state where the Contract is delivered.

V.   DOLLAR COST AVERAGING FIXED ACCOUNT: The following section is added to the
     Contract:

                  DOLLAR COST AVERAGING FIXED ACCOUNT PROVISIONS

DCA FIXED ACCOUNT

The Contract Owner can elect to have Purchase Payments and any applicable bonus amounts allocated to the DCA Fixed Account. We will systematically transfer a set amount of money each month or quarter from the DCA Fixed Account to the Investment Option(s) you select, such that each deposit made into the DCA Fixed Account, including any applicable interest, will be completely transferred to the Investment Option(s) within a 12 month period, measured from the date of each deposit.

If you choose to stop the systematic transfers, all of your money in the DCA Fixed Account will be transferred into the Investment Options in proportion to the amount of Contract Value in each of the Investment Options on the date of allocation. You cannot transfer money from the Investment Options to the DCA Fixed Account.


S40498                                 1                                 NY

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DCA FIXED ACCOUNT CONTRACT VALUE

The DCA Fixed Account Contract Value of a Contract Owner's Account at any time is equal to:

     1. The Purchase Payments and applicable bonus amounts allocated to the DCA Fixed Account; plus

     2.   Interest credited to the Contract Value in the DCA Fixed Account; less

     3. Any prior withdrawals of Contract Value from the DCA Fixed Account and any applicable charges; less

     4.   Any Contract Value transferred from the DCA Fixed Account; less

     5. Any applicable Premium Taxes or any applicable charge deducted from the Contract Value held in the DCA Fixed Account.

INTEREST TO BE CREDITED

The Company guarantees that the interest to be credited to the DCA Fixed Account will not be less than the guaranteed rate indicated on the Contract Schedule. The Company may credit additional interest at its sole discretion. Such additional interest shall be credited at a rate that is set in advance and effective for at least one year.

The term withdrawal is used to also mean surrender, where applicable.


                  Signed for Allianz Life Insurance Company of New York by:


        /s/Suzanne J. Pepin                       Charles Kavitsky
          [Suzanne J. Pepin]                     [Charles Kavitsky]
 [Senior Vice President, Secretary]   [Chairman of the Board, CEO and President]
      [and Chief Legal Officer]



S40498                                 2                                 NY